Exhibit 21.1

Subsidiaries of Yew Bio-Pharm Group, Inc.

Entity	Jurisdiction of Organization	Percentage Owned
Yew Bio-Pharm Holdings Limited	Hong Kong	100%
Heilongjiang Jinshangjing Bio-Technology Development Co., Limited	People’s Republic of China	100%
Harbin Yew Science and Technology Development Co., Ltd.	People’s Republic of China	Variable interest entity
Harbin Yew Food Co. Ltd.	People’s Republic of China	100% owned by Variable interest entity
MC Commerce Holding Inc.	United States	51%
Harbin Jingchibai Bio-Technology Development Co., Limited *	People’s Republic of China	51%
Yew (Guangzhou) Bio-Technology Co., Ltd	People’s Republic of China	80%

* Harbin Jinchibai Bio-Technology Development Co., Limited was cancelled of its registration on December 3, 2020.